Exhibit 99.1

News Release

Hi-Crush Inc. Announces 2020 Annual Stockholder Meeting Date

HOUSTON, December 12, 2019 - Hi-Crush Inc. (NYSE: HCR), or the "Company", today announced that the board of directors intends to hold the Company’s Annual Meeting of Stockholders (the "2020 Annual Meeting") on May 20, 2020, at a time and location to be specified in the Company’s proxy statement for the 2020 Annual Meeting.

Stockholders of the Company who wish to have a proposal considered for inclusion in the Company’s proxy materials for the 2020 Annual Meeting pursuant to Rule 14a-8 must ensure that their proposal is received by the Secretary of the Company at 1330 Post Oak Blvd, Suite 600, Houston, Texas 77056, by the close of business on December 23, 2019.

In addition, in accordance with the requirements contained in Bylaws of the Company (the "Bylaws"), stockholders who wish to nominate a person for election as a director or bring other business that is a proper subject for stockholder action before the 2020 Annual Meeting outside of Rule 14a-8 must ensure that written notice (including all of the information specified in the Bylaws) of such nomination or other proposal is received by the Secretary of the Company at the address specified above no earlier than the close of business on January 21, 2020 and no later than the close of business on February 20, 2020.

About Hi-Crush Inc.

Hi-Crush Inc. is a fully-integrated provider of proppant and logistics services for hydraulic fracturing operations, offering frac sand production, advanced wellsite storage systems, flexible last mile services, and innovative software for real-time visibility and management across the entire supply chain. Our strategic suite of solutions provides operators and service companies in all major U.S. oil and gas basins with the ability to build safety, reliability and efficiency into every completion.

Investor contact:
Caldwell Bailey, Manager, Investor Relations
Marc Silverberg, ICR
ir@hicrushinc.com
(713) 980-6270